Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-239189 on Form S-3 and Registration Statement Nos. 333-180340 and 333-239267 on Form S-8 of our report dated March 12, 2021, relating to the consolidated financial statements of Bel Fuse Inc. and subsidiaries (the "Company"), and the effectiveness of the Company's internal control over financial reporting, appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2020.

/s/ DELOITTE & TOUCHE LLP

New York, New York

March 12, 2021